Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the amendment No.5 to the Registration Statement on Form F-3 (File No. 333-262504) of our report dated October 30, 2020 relating to the consolidated balance sheet of Dogness (International) Corporation as of June 30, 2020, and the related consolidated statements of income and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2020, as included in the Company’s 2021 Form 20-F annual report filed October 29, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Friedman LLP

New York, New York

July 6, 2022